Criteo Announces CEO Succession Plan NEW YORK – August 26, 2024 – Criteo S.A. (NASDAQ: CRTO), the commerce media company, today announced that Chief Executive Officer Megan Clarken has informed the Board of Directors of her intention to retire within the next 12 months. To ensure a smooth transition, Clarken will continue to serve as CEO until her successor is named, at which time she will also step down from the Board. Clarken has also agreed to remain with Criteo in a senior advisor role providing services until any necessary transition is complete. The Board has initiated a search and engaged Heidrick & Struggles, a leading executive search firm, to assist in the process of identifying and evaluating both internal and external candidates. “On behalf of the entire Board, I want to extend our deepest gratitude to Megan for her strong leadership, deep passion and critical contributions to Criteo over the past five years,” said Rachel Picard, Chair of Criteo’s Board of Directors. “She has been instrumental in Criteo’s growth and has led the successful transformation of the Company to become the end-to-end AdTech platform of choice in Retail and Commerce Media. As a result of her leadership and the team that she has built, Criteo is positioned to continue to capture market share and capitalize on emerging trends in the AdTech market. The Board remains fully confident in the Company's strategy as well as its senior leadership team, and through our ongoing succession planning, we are committed to appointing a new CEO who will continue to drive our ambitious vision forward. We greatly appreciate Megan’s support in ensuring a smooth transition.” “I’m incredibly proud of what we’ve accomplished during my time as CEO of Criteo,” said Clarken. “It is an honor to work with the Criteo leadership team and so many exceptionally talented people. Together, we have navigated complex industry challenges and built differentiated capabilities that have transformed the company into a Commerce and Retail Media powerhouse. We have dedicated ourselves to the greater good of the industry and have transformed our Company into a global leader in the AdTech space. Working closely with the Board, I look forward to continuing to lead Criteo with my full focus, while ensuring that the succession is seamless.” About Criteo Criteo (NASDAQ: CRTO) is the global commerce media company that enables marketers and media owners to drive better commerce outcomes. Its industry leading Commerce Media Platform connects thousands of marketers and media owners to deliver richer consumer experiences from product discovery to purchase. By powering trusted and impactful advertising, Criteo supports an open internet that encourages discovery, innovation, and choice. For more information, please visit www.criteo.com. Contacts Criteo Investor Relations Melanie Dambre, m.dambre@criteo.com Criteo Public Relations Amanda Echavarri, a.echavarri@criteo.com OR Camilla Scassellati-Sforzolini, Warren Rizzi FGS Global Criteo@FGSGlobal.com